CONTACT:

Angus C. Morrison
Sr. VP & Chief Financial Officer
(770) 822-4295

FOR IMMEDIATE RELEASE

January 9, 2003

NATIONAL VISION REPORTS PROMOTION OF READE FAHS
AND OTHER OPERATING DEVELOPMENTS

LAWRENCEVILLE, GEORGIA – The Board of Directors of National Vision, Inc. (Amex: NVI) today announced that Reade Fahs has been appointed to the position of President and Chief Executive Officer. Mr. Fahs, who joined the Company in April 2002, previously had been President and Chief Operating Officer.

James W. Krause, who resigned as Chief Executive Officer following the successful transition period, said, “I am pleased to leave the Company in Reade’s capable hands. The Company has already shown substantial progress from a number of new initiatives he put in place.  I wish Reade and the Company every success.”  Mr. Krause will remain a member of the Board of Directors of the Company.

Peter T. Socha, Chairman of the Board, commented, “We want to thank Jim for his leadership at National Vision since 1994.  Jim has been an outstanding asset to Reade and the entire company during the transition.  We wish him the very best in his future endeavors.”

Mr. Socha continued, “We believe that we have assembled a truly outstanding retail management team.  Reade, as President, has demonstrated that he has the drive, energy, and enthusiasm to lead this team to a new level.  In a very short time he has had a large positive impact on the Company’s results and operations.  We look forward to working with Reade and his new team to help our company achieve its full potential.”

The Company also announced the following highlights from the fourth quarter and fiscal 2002 performance:

          --     Overall domestic comparable store sales increased 4.5% during the fourth quarter, the best quarterly growth since the first quarter of 2000.

          --     Every domestic division and region of the Company delivered positive comparable store sales during the quarter, including the Fred Meyer division with an increase of 10%.

          --     The domestic comparable store sales increase for November was the highest in any month in the past five years.

          --     The Company set a one-day sales record during the fourth quarter, breaking the previous Company record by more than 20%.

National Vision, Inc.
January 9, 2003
Page Two

          --     The overall domestic comparable store sales increase for 2002 was in excess of 2.0%, with the Wal-Mart division delivering a comparable store sales of 2.5%.  Sales growth for the year resulted from growth in eyeglass units, contact lens units, and average eyeglass transaction value.

          --     Managed care sales increased by double-digit percentages during 2002, and improved collection processes resulted in a reduction in managed care receivables by 30%.

The Company noted that, primarily due to expenses associated with exceptional organizational changes, sales improvements may not necessarily translate into increases in EBITDA.

Mr. Fahs commented, “In many cases, the fourth quarter results represent the best performance by NVI in several years and seem to be trending above overall industry results.  The performance in the fourth quarter was positive, despite the negative impact of severe winter weather on the east coast and the longshoremen’s action that interrupted product flow on the west coast.  We implemented a number of changes during the second half of 2002 that have been designed to improve the buying experience for our customers.  There are a number of other initiatives that will take effect during the first quarter of 2003, which we expect should have a similarly positive impact.  I commend the store teams on their accomplishments.”

National Vision, Inc. is a national retail optical chain, operating 518 vision centers at the end of 2002, versus 514 vision centers at the end of 2001.  Of the Company’s current vision centers, 399 are in domestic Wal-Mart stores, 37 are in Wal-Mart de Mexico stores, 58 are located in Fred Meyer stores, and 24 are in military bases throughout the United States.

The general public can access the Company’s web site at www.nationalvision.com for further information.  Additionally, the general public can access all of the Company’s public documents filed with the Securities and Exchange Commission (“SEC”) via their web site at www.sec.gov. The Company’s common stock and senior notes are listed on the American Stock Exchange. The common stock of the Company trades under the symbol “NVI” and the senior notes trade under the symbol “NVI.A”.

# # #

The comparable store sales calculations represent the comparison of net retail orders placed in the current period to net retail orders placed in the prior period for all domestic stores open at least twelve months prior to the more recent period.  This calculation is consistent with previous Company disclosures and is performed prior to an adjustment required for compliance with Securities and Exchange Commission reporting purposes.  This adjustment may change the comparable store sales data set forth in this release.

This release includes statements concerning the Company's plans, beliefs, and expectations for future periods.  These “forward-looking statements” may be identified by the use of words such as “intends,” “contemplates,” “believes,” “anticipates,” “expects,” “should,” “could,” “would” and words of similar import.  These forward-looking statements involve known and unknown risks and uncertainties that could cause actual results to differ materially from the expectations expressed or implied in such statements.  With respect to such forward-looking statements and others that may be made by, or on behalf of, the Company, the factors described as "Risk Factors" in the Company's Report on Form 8-K, filed on May 15, 2002, could materially affect the Company's actual results.

These risks and uncertainties include, among others, impaired relationships with the Company’s vendors or customers as a result of the Company’s recent emergence from bankruptcy, the Company’s high leverage and its potential inability to repay its debt, an adverse change in the Company’s relationship with Wal-Mart, changes in economic conditions (including an increase in interest rates), financial markets or customer demand, the level of competition in the retail eyecare industry, federal and state regulation of the healthcare and insurance industries (particularly in California), the Company's financial condition, and other risks and uncertainties set forth in the Company's filings with the Securities and Exchange Commission.

All forward-looking statements included in this release are based upon management's present expectations and the information available at this time. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or other factors.